UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by Registrant ☒ Filed by a party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary proxy statement.

☐	Confidential, for use of the Commission only (as permitted by Rules 14a-6(e)(2)).

☐	Definitive proxy statement.

☐	Definitive additional materials.

☒	Soliciting material pursuant to § 240.14a-11(c) or § 240.14a-12.

COMMONWEALTH INDUSTRIES, INC.

(Name of Registrant as Specified in its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Filed by Commonwealth Industries, Inc.

Pursuant to Rule 14a-12

Under the Securities Exchange Act of 1934

Subject Company: Commonwealth Industries, Inc.

Commission File No.: 0-25642

Forward-Looking Statements

Certain statements set forth above may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements regarding the consummation of the closing of the definitive merger agreement and IMCO’s and Commonwealth’s and their respective subsidiaries’ expected future financial position, results of operations, cash flows, funds from operations, dividends, financing plans, business strategy, budgets, projected costs, capital expenditures, anticipated synergies, competitive position, technical capabilities, access to capital and growth opportunities are forward-looking statements. Such forward-looking statements are based on management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which IMCO and Commonwealth are unable to predict or control, that may cause the combined companies’ actual results or performance to materially differ from any future results or performance expressed or implied by such statements. Such factors may include, without limitation, the ability to complete the merger while obtaining the approval of the regulatory agencies and shareholders, the ability to successfully integrate and achieve cost savings and revenue enhancements in connection with the transaction, the success of the implementation of the information system across both companies, the effect of global economic conditions, the ability to achieve the level of cost savings or productivity improvements anticipated by management, the effect (including possible increases in the cost of doing business) resulting from war or terrorist activities or political uncertainties, the ability to successfully implement new marketing and sales strategies, the impact of competitive products and pricing, product development and commercialization, availability and cost of critical raw materials, the ability to effectively hedge the cost of raw materials, capacity and supply constraints or difficulties, any increase in the cost of capital, the success of IMCO and Commonwealth in implementing their respective business strategies, and other risks as detailed in the companies’ various filings with the SEC.

Additional Information

IMCO will be filing a Registration Statement on Form S-4 and IMCO and Commonwealth will file a joint proxy statement/prospectus and other relevant documents concerning the proposed merger transaction with the SEC. Investors are urged to read the proxy statement/prospectus when it becomes available and any other relevant documents filed with the SEC because they will contain important information. You will be able to obtain the documents free of charge at the website maintained by the SEC at www.sec.gov. In addition, you may obtain documents filed with the SEC by IMCO free of charge by requesting them in writing from IMCO or by telephone at (972) 401-7200. You may obtain documents filed with the SEC by Commonwealth free of charge by requesting them in writing from Commonwealth or by telephone at (502) 589-8100. IMCO and Commonwealth, and their respective directors and executive officers, may be deemed to be participants in the solicitation of proxies from the stockholders of IMCO and Commonwealth in connection with the merger. Information about the directors and executive officers of IMCO and their ownership of IMCO stock is set forth in the proxy statement for IMCO’s 2004 Annual Meeting of Stockholders. Information about the directors and executive officers of Commonwealth and their ownership of Commonwealth stock is set forth in the proxy statement for Commonwealth’s 2004 Annual Meeting of Stockholders. Investors may obtain additional information regarding the interests of such participants by reading the proxy statement/prospectus when it becomes available.

The following documents are filed herewith pursuant to Rule 14a-12 under the Securities Exchange Act of 1934: Employee Q&A Answers posted on the Corporate Intranet of Commonwealth Industries, Inc.

ANSWERS AT CII

MERGER FAQ’s

Questions Concerns	Via: ciionline/ toll-free	Date Received	Response	Date Posted to CIInet	Location
1) Based on our merger with IMCO, is it anticipated that there will be changes made to the retired salaried health coverage/benefits?	ciionline	6/24/04	1) There are no plans to change the benefit plans in the near term, and it’s premature to discuss how benefit plans may change in the future. As is the case today – the new company will want to attract and retain qualified people and to reward them for their contributions, so the benefit plans for the new company will have to be designed to accomplish those objectives.	6/24/04	Lewisport

2) If there is a “Early-Out” retirement package offered, will this only be offered to the areas/personal where there is a duplication of positions created by the merger?			2) Until the analysis of both companies is complete and the merger has closed, it is difficult to speculate on any type of employee separation or early retirement programs.